Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made by and between Content Checked Holdings, Inc., a Nevada corporation with its principal place of business at 8730 Sunset Blvd, Suite 240, West Hollywood, California 90069 (“Employer”), and Kalle Bergman, an individual residing at 520 Broadway, 2nd floor, Santa Monica, CA 90401 (“Employee”). The Employer and the Employee are also referred to hereinafter individually as a “Party” or collectively as the “Parties.”

ARTICLE 1. EMPLOYMENT AND TERM

Section 1.01. Employer employs Employee and Employee hereby accepts employment with Employer. The term of this Agreement shall be 24 months, commencing on August 15, 2016 (“Starting Date”.) The Agreement is renewable for a further period upon written agreement of both parties. At the time of the renewal the parties will determine and agree in writing any changes and/or amendments to this Agreement.

ARTICLE 2. EMPLOYEE’S DUTIES

Section 2.01.

Employee is hired by Employer as a Chief Creative Officer / Head of Honest Cooking to perform the following duties:

A. Chief Creative Officer Job Duties:

KB shall be the lead of CNCK’s advertising and marketing department, working with designers, artists, copywriters, sales teams and marketers to create a vision for CNCK. KB will plan advertising, oversee the creative process and give guidance to the creative people at CNCK. KB will not be responsible for CNCK’s administrative tasks.

B. Head of Honest Cooking Job Duties:

KB shall oversee and administer the day-to-day activities of Honest Cooking.

Section 2.02. Employee shall devote all of his working time, attention, knowledge, and skills to Employer’s business interests and shall do so in good faith, with best efforts, and to the reasonable satisfaction of the Employer.

Section 2.03. Employee has to follow the laws and provisions of the country, the state(s), and the respective municipalities of employment. Employee shall furthermore comply with all Employer’s rules, regulations and policies as determined from time to time in force.

Section 2.04. Employee shall indemnify and hold harmless Employer from all liability for loss, damage, or injury to persons or property resulting from the negligence or misconduct of Employee.

Section 2.05. Employee represents and warrants (a) that he is fully qualified and competent to perform the responsibilities for which he is being hired pursuant to the terms of this Agreement; (b) that Employee is eligible to accept employment, being in compliance with all relevant federal and state laws as well as federal immigration laws and social security provisions pertaining to work permits and understands that employment is expressly conditioned upon Employee’s completion, to Employer’s satisfaction, of the I-9 form known as “Employee Eligibility Verification Form” and upon submission to Employer of original documents satisfactory to demonstrate to Employer Employee’s employment eligibility; and (c) that Employee’s execution of this Agreement, his employment with Employer, and the performance of his proposed duties under this Agreement shall not violate any obligations he may have to any other former employer or other person or other proprietary or confidential information of any other person or entity.

ARTICLE 3. OBLIGATIONS OF EMPLOYER

Section 3.01. Employer shall provide Employee with an office space suitable to Employee’s position and adequate for the performance of his duties.

Section 3.02. Employer shall indemnify Employee for all necessary expenditures. This could be cost incurred by Employee in direct consequence of the discharge of his duties on Employer’s behalf, it being understood that business expenses are subject to the provisions of Article 6 below.

ARTICLE 4. COMPENSATION OF EMPLOYEE

Section 4.01. Employee shall receive a net salary of USD15,000.00 per month. Applicable taxes according to the State of California and the Federal Government shall apply the corresponding gross salary, and be deducted from each paycheck, including social security and Medicare.

ARTICLE 5. EMPLOYEE BENEFITS

Section 5.01. For each calendar year of employment, Employee shall be entitled to a minimum of five paid sick leave days and fifteen paid vacation days (the “Leave Days”). Leave Days shall be only used on business days and shall not include holidays or weekends. In the event Employee fails to use all of his Leave Days during a calendar year, the unused Leave Days shall be transferred to the following calendar year and shall be in addition to the Leave Days for that calendar year.

Employee shall also be entitled to National Holidays. National Holidays shall be defined as:

- New Year’s Day,

- Martin Luther King Jr Day

- Presidents’ Day

- Memorial Day,

- Independence Day,

- Labor Day,

- Columbus Day

- Veterans Day

- Thanksgiving Day, and

- Christmas Day.

Section 5.02. The Employer agrees to provide health, vision, and dental medical insurance for the Employee, at a minimum, equal to that which is provided to the other employees of the Employer.

Section 5.03. See Appendix A regarding car benefits.

ARTICLE 6. REIMBURSABLE EMPLOYEE EXPENSES

Section 6.01.

(a) Employer shall promptly reimburse Employee for all reasonable travel and entertaining expenses incurred by Employee in connection with the business of Employer, provided however, that expenses in the excess of $250 (two hundred and fifty dollars) must be pre-approved by Employer. See also Appendix A.

(b) Each such expenditure shall be reimbursable only if it is of a nature qualifying it as a proper deduction on the federal and state income tax return of Employer, and only if Employee furnishes to Employer adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expenditure as an income tax deduction.

ARTICLE 7. PROPERTY RIGHTS OF THE PARTIES

Section 7.01.

(a) Employee promises and agrees that he will promptly and fully inform Employer of and disclose to Employer all inventions, designs, improvements, discoveries, developments, formulas, patterns, devices, processes, software programs, technical data, customer and supplier lists, and compilations of information, records, and specifications, and other matters constituting trade secrets as defined under California Civ. Code Section 3426.1, that he makes during the term of this Agreement, whether individually or jointly in collaboration with others, and that pertain or relate to the actual or potential business of Employer or to any experimental work carried on by Employer, whether or not conceived during regular working hours.

(b) Employee shall make full disclosure to Employer immediately after creating or making any of the items described in (a), above, and shall thereafter keep Employer fully informed at all times of all progress in connection therewith.

Section 7.02.

(a) Employee agrees that any and all intellectual properties, including, but not limited to, all inventions, designs, improvements, discoveries, developments, formulas, patterns, devices, processes, software programs, technical data, customer and supplier lists, and compilations of information, records, and specifications, and other matters constituting trade secrets as defined under California Civ. Code Section 3426.1, that are conceived, developed, or written by Employee, either individually or jointly in collaboration with others, pursuant to this agreement, shall belong to and be the sole and exclusive property of Employer.

(b) Employee further agrees to submit any dispute regarding whether any such intellectual property was conceived, developed, or written pursuant to this agreement to a review process pursuant to Employer’s rules and policies.

(c) Employee agrees that all rights in all intellectual properties prepared by him pursuant to this agreement, including patent rights and copyrights applicable to any of the intellectual properties described in Section 7.02(a) above, shall belong exclusively to Employer, shall constitute “works made for hire,” and shall be assigned promptly by Employee to Employer. Employee further agrees to assist Employer in obtaining patents on all such inventions, designs, improvements, and discoveries that are patentable or copyright registration on all such works of creation that are copyrightable, and shall execute all documents and do all things necessary to obtain patent or copyright registration, vest Employer with full and exclusive title, and protect against infringement by others.

(d) This Section shall not apply to assign to Employer any of Employee’s rights in any invention that Employee develops entirely on his own time without using Employer’s equipment, supplies, facilities, or trade secret information, except for inventions that either (1) relate, at the time that the invention is conceived or reduced to practice, to Employer’s business or to actual or demonstrably anticipated research or development of Employer; or (2) result from any work performed by Employee for Employer.

(e) Employee agrees that any social media contacts, including but not limited to “followers” or “friends”, that are acquired through social media platform accounts used or created on behalf of Employer shall be the sole property of Employer, and Employee shall have the duty to disclose a complete list of all user names and passwords for such social media platforms at the termination of the Agreement to Employer in order to furnish Employer access to such data.

Section 7.03.

(a) Employee agrees that all information communicated to him with respect to the work conducted by or for Employer, whether or not that information was directly or intentionally communicated, is confidential. Employee also agrees that all information, conclusions, recommendations, reports, advice, databases, or other documents generated by Employee pursuant to this agreement, whether maintained in hard copy or in an electronic medium, is confidential. Employee further acknowledges and agrees that all confidential data described herein is and constitutes trade secret information that belongs wholly to and is the exclusive property of Employer.

(b) Employee promises and agrees that he shall not disclose any confidential information of Employer or any third party to any other person, orally, in writing or via electronic communication, unless specifically authorized in writing by Employer to do so. If Employer gives Employee written authorization to make any disclosures, Employee shall do so only within the limits and to the extent of that authorization.

(c) Employee shall use his best efforts to prevent inadvertent disclosure of any confidential information to any third party.

(d) Employee acknowledges and agrees that all information concerning the work conducted by Employer and any potential products of Employer is and constitutes an exceptionally valuable trade secret of Employer. That information includes, among other matters, the facts that any particular work or project is planned, under consideration, or in production, as well as any descriptions of any existing, pending, or proposed work.

Section 7.04. Employee shall not use any confidential information or circulate it to any other person or persons, except when specifically authorized in advance by Employer and then only to the extent necessary for any of the following:

(a) Conducting negotiations, discussions, and/or consultations with designated Employer representatives;

(b) Supplying Employer with goods or services at its order;

(c) Preparing confidential estimates, bids or proposals, and invitations for bids or requests for proposals for submission to Employer; and/or

(d) Accomplishing any purpose Employer may later specify in writing.

Section 7.05. Employee shall return to Employer, promptly at Employer’s request, all confidential materials. Any materials the return of which is specifically requested shall be returned promptly at the conclusion of the work on, or consideration of work on, the project to which the materials relate.

Section 7.06. Employee acknowledges and agrees that the sale or unauthorized use or disclosure, orally, in writing, or via electronic medium, of any of Employer’s confidential information obtained by Employee during the course of his employment under this agreement, including information concerning Employer’s current or any future and proposed work, services, or products, the facts that any such work, services, or products are planned, under consideration, or in production, as well as any descriptions thereof, constitute unfair competition. Employee promises and agrees not to engage in any unfair competition with Employer at any time, whether during or following the completion of his employment with Employer.

Section 7.07. Employee promises and agrees that during the term of this Agreement, he shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any competitive activity relating to the subject matter of or his employment with Employer.

ARTICLE 8. EMPLOYMENT AT WILL AND TERMINATION

Section 8.01. After eighteen (18) months from the Starting Date of this Agreement, either Employer or Employee may terminate this Agreement on a 15 days’ notice to the other, with or without cause. Employer may terminate the Agreement, with our without cause, on a 15 days’ notice to Employee, even if 18 months have not yet passed. However, in such an event, Employee shall be entitled to compensation as if he had been employed by Employer for 18 months.

Section 8.02. In the event of termination of this Agreement, Employee shall be entitled to the compensation earned prior to the date of termination as provided for in this Agreement computed pro rata up to and including that date. The Employee shall also be entitled to the benefits provided for in Article 5 of this Agreement computed pro rata up to and including that date.

Section 8.03. If the Employer terminates the Agreement, Employee shall be entitled to severance payment in the amount of USD30,000.00, which shall be paid in a lump sum within 60 business days from the termination date. Applicable taxes according to the State of California and the Federal Government shall apply to the severance payment.

Section 8.04. Employee agrees that all property, including, without limitation, all equipment, confidential information (as defined above), tangible work products, documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Employee in the course of or incident to his employment, belongs to Employer, and shall be returned promptly to Employer upon termination of employment.

ARTICLE 9. GENERAL PROVISIONS

Section 9.01. Any notices to be given by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this agreement, but each party may change address by written notice in accordance with this section. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of the date on which they are mailed.

Section 9.02.

(a) This agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the employment of Employee by Employer, and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever.

(b) Each party to this agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, other than those set forth herein, have been made by any party, or anyone acting on behalf of any party, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding.

(c) Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

Section 9.03. If any legal action or arbitration is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which it or he may be entitled. This provision shall be construed as applicable to the entire contract.

Section 9.04. All disputes hereunder shall be referred to arbitration in Los Angeles, California, USA in accordance with the Judicial Arbitration and Mediation Service (“JAMS”) Streamlined Arbitration Rules and Procedures. All such disputes shall be governed by the laws of the state of California, USA. The parties shall within thirty (30) days after receipt of the request for arbitration agree on the appointment of a single arbitrator. The arbitrator shall conduct hearings; permit cross-examination of all witnesses; and, render a written decision stating reasons therefor within one month after the request for arbitration. The award shall be final and enforceable, and may be confirmed by the judgment of a competent court.

Section 9.05. If any provision in this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

Section 9.06. This agreement shall be governed by and construed in accordance with the laws of the State of California.

Section 9.07. If Employee dies prior to the expiration of the term of employment, any moneys that may be due from Employer under this agreement as of the date of Employee’s death shall be paid to Employee’s executors, administrators, heirs, personal representatives, successors, and assigns.

Section 9.08. Except as may be expressly provided to the contrary herein, the parties various rights and remedies hereunder shall be cumulative and exercise or enforcement of any one or more shall not preclude the enforcing party from exercising or enforcing any of the others, or any additional right or remedy provided for by law or in equity.

Section 9.09. The failure of a party to require performance of any term of this Agreement, or the waiver by a party of any breach of this Agreement shall not prevent a subsequent enforcement of such term, nor be deemed a waiver of any subsequent breach.

Executed on July 17, 2016, at Los Angeles, California.

EMPLOYER		EMPLOYEE

Content Checked Holdings, Inc.		Kalle Bergman

By:	/s/ Kris Finstad	By:	/s/ Kalle Bergman
	Kris Finstad, CEO		Kalle Bergman

APPENDIX A

Car

Car lease arrangement for Employee will be discussed by the parties and arranged by Employer no later than 3 months after the Starting Date of the Agreement. Car payments in the amount of $400.00 per month will be covered by Employer up until then.